Exhibit 99.1

SPI Solar Announces Entering Into Purchase Agreement For $21.75-Million Private Placement

ROSEVILLE, Calif.— May 6, 2014- SPI Solar (“SPI”) (SOPW:OTCBB), a vertically-integrated photovoltaic solar developer, today announced that it has entered into a definitive purchase agreement for the sale of $21.75 million of common stock in a private placement. When received, the company intends to use the net proceeds from the sale of the shares for working capital purposes and to pay down debt, while improving its operational flexibility.

“We are very pleased by the commitment demonstrated by these investors in this private placement,” said Min Xiahou, global chief executive officer. “We intend to use the proceeds from the private placement to enable SPI Solar to improve its financial condition and continue to build upon the recent and demonstrated progress we’ve made in moving forward on projects while exploring solar business opportunities.”

Under the terms of the purchase agreement executed on April 30, 2014, SPI Solar has agreed to sell an aggregate 135,937,500 shares of common stock at a price of $0.16 per share. The shares are being offered and sold solely to non-.U.S. investors on a private placement basis.

The purchase agreement contains customary representations and warranties and covenants of SPI Solar and is subject to the satisfaction of customary closing conditions. SPI Solar anticipates that the sale of the shares will close within three months of the date of the agreement, subject to the satisfaction or waiver of the closing conditions. Further, SPI Solar must amend its Articles of Incorporation to increase its number of authorized shares of common stock in order to complete the transaction. In addition, the shares of common stock are restricted securities and purchasers are also subject to a lock-up provision, which prevents any transfer, sale or disposition of shares purchased prior to a date that is three months after the closing date.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About SPI Solar (SOPW:OTCBB):

SPI Solar (“SPI”) (Solar Power, Inc.) is a vertically integrated photovoltaic solar developer offering its own brand of high-quality, low-cost distributed generation and utility-scale solar energy facility development services. From project development, to project financing and to post-construction asset management, SPI delivers turnkey world-class photovoltaic solar energy facilities to its business, government and utility customers. For additional information visit: www.spisolar.com.

Safe Harbor Statement:

This release may contain certain “forward-looking statements” relating to the business of SPI Solar, its subsidiaries and the solar industry, which can be identified by the use of forward-looking terminology such as “believes", “expects” or similar expressions. These statements involve known and unknown risks and uncertainties, including, but are not limited to, that SPI Solar will be able to close on the full amount under the purchase agreement. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risks and other factors detailed in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

Contact:

Min Xiahou, Global CEO

Solar Power, Inc.

(800) 548-8767